Limited Power of Attorney

I, Patrice Louvet, with a business address of One Procter & Gamble Plaza, Cincinnati, Ohio 45202, hereby grant this Power of Attorney to each of the following persons: Ellen M. Kothman, Valerie Obermeyer, Jamie M. Herald, Susan S. Felder, Sandra T. Lane, Susan S. Whaley and Robert B. White; whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate
& Securities, in The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: (1) complete, sign, and submit all documents required by the Securities and Exchange Commission (the "Commission") under sub-section 16(a) of the Securities Exchange Act of 1934 (15 U.S.C. Section 78p(a)), Rule 144 of the Securities Exchange Act of 1933 (17 CFR Section 230.144), and all other securities laws and rules applicable due to my status as an officer of The Procter & Gamble Company.

Any powers not specifically mentioned herein shall not be given.

This limited power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I hereby sign this Limited Power of Attorney as of the date below written.

Date: March 7, 2016			/s/ Patrice Louvet
					    Patrice Louvet

witness: /s/Elizabeth M. Mitchell
            Elizabeth M. Mitchell


witness: /s/Debra J. Evenson
            Debra J. Evenson



STATE OF OHIO		)
			) ss:
COUNTY OF HAMILTON	)

On March 7, 2016 before me personally appeared Patrice Louvet, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he executed the same.

/s/ Jennifer L. Schmidt

    Notary Public